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                                                                    EXHIBIT 99.1





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                                                         Richard Foote, ext. 119
                                                          Jeffrey Volk, ext. 102

Company Contact:          Jeff Hinton
                          ROADMASTER INDUSTRIES, INC.
                          250 Spring Street, N.W.
                          Atlanta, GA 30303
                          1-618-395-2217


               ROADMASTER INDUSTRIES ANNOUNCES AGREEMENT FOR SALE
                    OF CAMPING DIVISION AND RESTRUCTURING OF
                            MANUFACTURING OPERATIONS

               -NET PROCEEDS TO DELEVERAGE BALANCE SHEET

        -COMPANY ANTICIPATES REPORTING LOSS FOR FOURTH QUARTER AND YEAR-



         ATLANTA, GEORGIA, January 22, 1996 -- Roadmaster Industries, Inc. (NYSE Symbol: RDM) today announced an agreement to sell Roadmaster's Nelson/Weather-Rite camping division to Brunswick Corporation (NYSE Symbol: BC) for cash consideration of $120,000,000. The transaction is expected to be consummated in the first quarter of calendar 1996. The agreement is subject to, among other things, routine regulatory approvals, and Brunswick's review of certain additional information. Roadmaster indicated that net proceeds will be used to reduce outstanding indebtedness.

         The Company noted that demand for its bicycle and toy products met or exceeded expectations resulting in continued market share gains among domestic producers. Despite strong performance in bicycles and toys, Roadmaster announced that revenues for the fourth quarter and full year are expected to total approximately $206 million and $730 million, respectively, which would be below previous projections of $750 million for full year revenue. Roadmaster anticipates reporting a loss for the fourth quarter and the fiscal year ended December 31, 1995.

         Roadmaster reported a loss of $9.3 million for the first nine months ended September 30, 1995. The revenue shortfall and losses came predominantly from the Company's Fitness Division product lines, which included the integration of DP. Additionally, intense competitive pressures and an overall weak retail sales environment were further contributing factors.





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         As a result of anticipated fiscal 1995 results, the Company announced operational initiatives designed to reduce fixed cost levels and enhance competitiveness in the Fitness Division. These actions include the planned closing of Roadmaster's Tyler, Texas fitness manufacturing facility, the elimination of approximately 600 positions, and consolidation of its fitness production at the Opelika, Alabama plant. The consolidation at Opelika is expected to be finished by mid-year 1996. In addition, the Company intends to down-size certain operations, including the lamp operations and distribution functions. These restructuring initiatives will result in a one-time charge to 1995 net income.

         Henry Fong, Roadmaster's Chief Executive Officer, noted, "These actions are being taken to improve operating results by allowing the Company to better capitalize on low-cost production capabilities. Additionally, the sale of Nelson/Weather-Rite will considerably improve the balance sheet and the Company's financial condition."

         Roadmaster, one of the largest manufacturers of bicycles, is also a leading producer of fitness equipment, and is a leading producer and distributor of toys, team sport and camping equipment. The trademarks or brand names under which Roadmaster sells its products include Roadmaster, Flexible Flyer, Vitamaster, MacGregor, Weather-Rite, American Camper, Remington, DP, Hutch, Reach, Forster, and the sleeping bag lines of Cloud Nine, American Trails, and Expedition Trails.